Exhibit 99.1

Acrivon Reports First Quarter 2026 Financial Results and Highlights Progress Towards Key 2026 Clinical Catalysts

The registrational intent ACR-368 Phase 2b study is advancing with a prespecified simultaneous interim analysis and data update for both all-comer (biopsy-independent) serous endometrial cancer arms in second half 2026

The ACR-2316 Phase 1/2 study is advancing towards expansion phase demonstrating favorable tolerability, primarily transient neutropenia, with durable clinical activity at weekly dosing regimens in subjects with AP3-prioritized tumors, including heavily pretreated lung cancers

Cash, cash equivalents, and marketable securities of $97.7 million as of March 31, 2026, plus proceeds of $7.3 million from subsequent equity financing, expected to fund operations into third quarter of 2027 and through multiple anticipated clinical milestones

WATERTOWN, Massachusetts, May 13, 2026 – Acrivon Therapeutics, Inc. (“Acrivon” or “Acrivon Therapeutics”) (Nasdaq: ACRV), a clinical stage biotechnology company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 (Acrivon Predictive Precision Proteomics) platform deployed for rational drug design and predictive clinical development, today reported financial results for the first quarter ended March 31, 2026 and reviewed recent business highlights.

“2026 is an important catalyst year for Acrivon as we advance our two differentiated, AP3-guided clinical oncology programs towards key data read-outs,” said Peter Blume-Jensen, M.D., Ph.D., chief executive officer, president and co-founder of Acrivon. “For ACR-368, we are increasingly focused on serous endometrial cancer, a disease with high unmet need contributing upwards of 50% of all endometrial cancer deaths every year. This focus is supported by the compelling clinical activity observed thus far and the enthusiastic endorsement by external KOLs. We are particularly excited by the prospect of rapid enrollment of the serous population in our Phase 2b study in the U.S. and EU given that there is no requirement for a biopsy. Given the accelerated enrollment, we are now planning to conduct a pre-specified simultaneous interim analysis of both Arms 3 and 4 in second half of 2026. In parallel, we continue advancing ACR-2316 which has shown exciting initial clinical activity in AP3-prioritized tumor types, including lung cancers which are traditionally not sensitive to WEE1 inhibitors. With cash runway expected into the third quarter of 2027, we believe we are well positioned to execute through multiple potential value-inflection milestones.”

Recent Highlights

ACR-368: CHK1 / CHK2 Inhibitor

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Recently presented interim analysis of the ongoing, multi-arm, registrational intent Phase 2b study across both OncoSignature-positive (BM+) and BM- endometrial cancer (EC)

subjects showed a confirmed overall response rate (cORR) of 52% (N = 23) in serous EC subjects versus an ORR of 22% (N = 37) in non-serous EC subjects, with all subjects having received up to two prior lines of therapy (LoT), including chemotherapy and anti-PD-1. This is consistent with the higher BM positivity rate and elevated biomarker levels in subjects with serous versus non-serous EC.
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Arm 1 is ongoing and is stratifying for treatment of EC based on BM+ predicted sensitivity to ACR-368
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Arm 2 was successfully completed, showing that ultra-low dose gemcitabine (ULDG) may contribute to ACR-368 efficacy, while maintaining a favorable tolerability profile, in BM- subjects
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Arm 3 is investigating ACR-368 with ULDG sensitization in serous EC subjects with up to two prior LoT without the need for pre-treatment tumor biopsy or biomarker stratification (“serous all comer”)
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Arm 4 enrollment and dosing was recently initiated, investigating single agent ACR-368 without ULDG, in the same “serous all comer” subject population as Arm 3

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Clinical data from the Phase 2b trial was featured in a late-breaking oral presentation by Professor Panagiotis Konstantinopoulos of the Dana-Farber Cancer Institute at the European Society of Gynecological Oncology (ESGO) Annual Congress, followed by a company-hosted KOL panel, during which renowned experts expressed strong enthusiasm for the data on ACR-368 and reiterated the high unmet need for patients suffering from serous EC

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Two presentations at the American Association for Cancer Research (AACR) Annual Meeting uncovered the underlying molecular mechanisms for potent synergies between ACR-368 and anti-PD-L1 checkpoint inhibitors or Topoisomerase 1 (Topo 1) inhibitors identified by AP3. These findings support potential clinical combination studies with antibody-drug conjugates (ADCs) or immune checkpoint inhibitors (ICIs), including a planned Phase 3 confirmatory study of ACR-368 with ICIs.

ACR-2316: WEE1 / PKMYT1 Inhibitor

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Initial data from the Phase 1 monotherapy dose-escalation trial demonstrated a favorable safety profile, primarily limited to only transient neutropenia and notable absence of non-hematological adverse events, and demonstrated clinical activity with both tumor shrinkage as well as prolonged clinical benefit, notably including partial responses and strong disease control in small cell lung cancer (SCLC) and squamous non-small cell lung cancer (NSCLC), tumor types predicted sensitive by AP3 not previously shown sensitive to WEE1 or PKMYT1 inhibitors in development

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AP3-based data presented at the AACR Annual Meeting demonstrated the processes driving strong synergy and resulting in complete tumor regression with durable immune memory upon treatment with ACR-2316 and ICI. ACR-2316 was found to boost immune-mediated tumor killing and overcome anti-PD-L1 resistance by modulating T-cell exhaustion, providing a mechanistic rationale for potential combinations with ICIs.

CDK11 Inhibitor Program

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Internally-discovered development candidate from company’s AP3-driven cell cycle program and several equally promising back-up lead compounds being advanced in Investigational New Drug (IND)-enabling studies.

Anticipated Upcoming Milestones

ACR-368 Ongoing Registrational Intent Phase 2b Study

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A prespecified simultaneous interim analysis and data update from both all-comer (biopsy-independent) serous EC arms of the ACR-368 Phase 2b study in second half of 2026
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Achieve readiness for Phase 3 confirmatory trial for ACR-368 in combination with PD-1 therapy by mid-2026
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Based on interim data read-out, complete enrollment of the registrational intent all-comer (biopsy-independent) serous EC Arm 3 or Arm 4 by fourth quarter of 2026

Broader Pipeline

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Additional ACR-2316 Phase 1/2 clinical data for weekly and bi-weekly dosing regimens and transition into dose expansion in AP3-identified tumor types in 2026
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Submit IND filing to the FDA for ACR-6840, or alternative CDK11 inhibitor candidate, in first half of 2027
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Initiate additional internal programs utilizing the AP3 platform in 2026

First Quarter 2026 Financial Results

Net loss for the quarter ended March 31, 2026 was $19.0 million compared to a net loss of $19.7 million for the same period in 2025.

Research and development expenses were $15.2 million for the quarter ended March 31, 2026 compared to $15.4 million for the same period in 2025, which is materially consistent.

General and administrative expenses were $4.7 million for the quarter ended March 31, 2026, compared to $6.2 million for the same period in 2025. The difference was primarily due to a decrease in employee-related expenses including stock-based compensation.

As of March 31, 2026, the company had cash, cash equivalents and investments of $97.7 million which, together with the net proceeds raised from subsequent equity financing, is expected to fund operating expenses and capital expenditure requirements into the third quarter of 2027.

About Acrivon Therapeutics
Acrivon is a clinical stage biopharmaceutical company discovering and developing precision medicines utilizing its proprietary Generative Phosphoproteomics AP3 platform. The platform allows the company to interpret and quantify compound specific, drug-regulated pathway activity levels inside the intact cell in an unbiased manner, yielding terabytes of proprietary data and delivering rapid, actionable insights. The Generative Phosphoproteomics AP3 platform is comprised of a growing suite of powerful, internally-developed tools, including the AP3 Data Portal, converting multimodal data into structured data for generative AI analyses, the AP3 Kinase Substrate Relationship Predictor and the AP3 Interactome. These distinctive capabilities enable the company to go beyond the limitations of traditional drug discovery, as well as current AI-based target-centric drug discovery and rapidly design highly differentiated compounds with desirable pathway effects through intracellular protein network analyses and advance these agents into the clinic for streamlined development.

Acrivon is currently advancing its lead program, ACR-368 (also known as prexasertib), a selective small molecule inhibitor targeting CHK1 and CHK2 in a potentially registrational Phase 2 trial for endometrial cancer. The company has received Fast Track designation from the Food and Drug Administration, or FDA, for the investigation of ACR-368 as a monotherapy based on OncoSignature-predicted sensitivity in patients with endometrial cancer. The FDA has granted a Breakthrough Device designation for the ACR-368 OncoSignature assay for the identification of patients with endometrial cancer who may benefit from ACR-368 treatment.

In addition to ACR-368, Acrivon is also leveraging its proprietary Generative AI-driven Phosphoproteomics AP3 platform for developing its co-crystallography-driven, internally discovered pipeline programs. These include ACR-2316, the company’s second clinical stage asset, a novel, potent, selective WEE1/PKMYT1 inhibitor designed for superior single-agent activity through strong activation of not only CDK1 and CDK2, but also of PLK1 to drive pro-apoptotic cell death, as observed in preclinical studies against benchmark inhibitors. The Phase 1 trial of ACR-2316 is advancing, with weekly dosing regimens established. Initial data has shown a favorable tolerability profile limited to transient, mechanism-based hematological adverse events, predominantly neutropenia and initial clinical activity across AP3-selected solid tumor types, including PRs in endometrial cancer, as well as SCLC and sqNSCLC, two tumor types which have not shown sensitivity to other clinical WEE1 or PKMYT1 inhibitors currently in development. In addition, the company is advancing ACR-6840, and other potential development candidates, targeting CDK11.

Forward-Looking Statements
This press release includes certain disclosures that contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements are based on Acrivon’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties that are described more fully in the section titled “Risk Factors” in our reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made as of this date, and Acrivon undertakes no duty to update such information except as required under applicable law.

Acrivon intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, please visit www.acrivon.com.

Investor and Media Contacts:
Adam D. Levy, Ph.D., M.B.A.
alevy@acrivon.com

Alexandra Santos
asantos@wheelhouselsa.com

Acrivon Therapeutics, Inc. Condensed Consolidated Balance Sheets (unaudited, in thousands)

	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$34,064	$41,499
Investments	63,673	77,083
Other assets	10,095	11,135
Total assets	$107,832	$129,717
Liabilities and Stockholders' Equity
Liabilities	$12,317	$17,201
Stockholders' Equity	95,515	112,516
Total Liabilities and Stockholders' Equity	$107,832	$129,717

Acrivon Therapeutics, Inc. Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$15,166	$15,414
General and administrative	4,736	6,248
Total operating expenses	19,902	21,662
Loss from operations	(19,902)	(21,662)
Other income (expense), net:
Interest income	989	1,996
Other expense, net	(129)	(14)
Total other income, net	860	1,982
Net loss	$(19,042)	$(19,680)
Net loss per share - basic and diluted	$(0.49)	$(0.51)
Weighted-average common stock outstanding - basic and diluted	38,724,803	38,350,444
Comprehensive loss:
Net loss	$(19,042)	$(19,680)
Other comprehensive loss:
Unrealized loss on available-for-sale investments, net of tax	(107)	(164)
Comprehensive loss	$(19,149)	$(19,844)